Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234425

PROSPECTUS

$20,641,188,810

BofA Finance LLC

Senior Debt Securities

Fully and Unconditionally Guaranteed by Bank of America Corporation

BofA Finance LLC, a direct, wholly-owned finance subsidiary of Bank of America Corporation, from time to time may offer to sell up to $20,641,188,810, or the equivalent thereof in any other currency, of its debt securities in one or more series. Bank of America Corporation will fully and unconditionally guarantee all payment obligations of BofA Finance LLC on the debt securities as described in this prospectus.

This prospectus provides a general description of material terms of the senior debt securities of BofA Finance LLC, and the guarantee of these debt securities by Bank of America Corporation, that are known as of the date of this prospectus and the general manner in which these securities may be offered and sold. These debt securities may be offered for sale from time to time in amounts, on terms and at prices as shall be determined in connection with such offer and sale. These terms and prices will be described in one or more supplements hereto. When BofA Finance LLC sells a particular series of debt securities, it will provide one or more supplements to this prospectus describing the offering and the specific terms of those debt securities. You should read this prospectus and any applicable supplement or supplements carefully before you invest.

BofA Finance LLC will use this prospectus in the initial sale of these securities. In addition, BofA Securities, Inc., or any other broker-dealer affiliates of BofA Finance LLC and/or Bank of America Corporation, may use this prospectus in a market-making transaction in any such securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Potential purchasers of these securities should consider the information set forth in the “Risk Factors ” section beginning on page 7.

The debt securities of BofA Finance LLC offered by this prospectus and the guarantee of these debt securities by Bank of America Corporation are unsecured and are not savings accounts, deposits, or other obligations of a bank, are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and may involve investment risks, including possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities and the related guarantees or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 31, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that BofA Finance LLC and Bank of America Corporation have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, the debt securities of BofA Finance LLC and the guarantee of such debt securities by Bank of America Corporation as described in this prospectus may be offered from time to time in one or more offerings.

This prospectus provides you with a general description of material terms of the debt securities and the related guarantee that may be offered that are known as of the date of this prospectus and the general manner in which these securities may be offered. Each time securities are offered and sold, BofA Finance LLC will provide one or more prospectus supplements, product supplements, prospectus addenda, pricing supplements (each of which may be referred to as a “term sheet”), and/or index supplements that describe the particular securities offering and the specific terms of the securities being offered. These documents also may add, update, or change information contained in this prospectus. In this prospectus, references to the “applicable supplement” mean the prospectus supplement or supplements and any applicable prospectus addendum, as well as any applicable pricing, product, or index supplement or supplements, that describe the particular securities being offered to you. If there is any inconsistency between the information in this prospectus and the applicable supplement, you should rely on the information in the applicable supplement.

The information in this prospectus is not complete and may be changed. Neither BofA Finance LLC nor Bank of America Corporation has authorized anyone to provide any information other than the information provided in or incorporated by reference in this prospectus and the applicable supplement or supplements. Neither BofA Finance LLC nor Bank of America Corporation takes responsibility for, or can provide assurance as to the reliability of, any other information that others may provide. No offer or sale of securities is being made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement, as well as information filed or to be filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the applicable document or other date referred to in that document. The business, financial condition, and results of operations of Bank of America Corporation may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bank of America” or “the Guarantor” are to Bank of America Corporation, excluding any of its subsidiaries. References in this prospectus to “BofA Finance,” “we,” “our,” “us,” or similar references, are to BofA Finance LLC, a direct, wholly-owned finance subsidiary of Bank of America, and not to Bank of America.

References in this prospectus to “$” and “dollars” are to the currency of the United States of America; and references in this prospectus to “€” and “euro” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to Article 109g of the Treaty establishing the European Community, as amended from time to time.

PROSPECTUS SUMMARY

This summary section provides a brief overview of BofA Finance LLC and Bank of America Corporation and material terms of the debt securities that may be offered that are known as of the date of this prospectus and highlights other selected information from this prospectus. This summary does not contain all the information that you should consider before investing in the debt securities that may be offered using this prospectus. To fully understand the debt securities that may be offered, you should read carefully:

•	this prospectus, which provides a general description of material terms of the debt securities of BofA Finance that may be offered and the related guarantee by Bank of America;

•

the applicable supplement, which describes the specific terms of the particular debt securities that BofA Finance is offering, and which may supplement, update or change the information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” below for information about Bank of America, including its financial statements.

BofA Finance LLC

BofA Finance LLC is a Delaware limited liability company and a direct, wholly-owned finance subsidiary of Bank of America. BofA Finance was formed on June 24, 2016 for the purpose of selling debt securities to investors and lending the net proceeds therefrom to Bank of America and/or Bank of America’s other subsidiaries. The principal executive offices of BofA Finance are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Through its banking and various nonbank subsidiaries throughout the United States and in international markets, it provides a diversified range of banking and nonbank financial services and products. Bank of America’s principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

BofA Finance LLC Debt Securities and Related Bank of America Corporation Guarantee

BofA Finance may use this prospectus to offer and sell up to $20,641,188,810, or the equivalent thereof in any other currency, of its debt securities from time to time in one or more series. Bank of America will fully and unconditionally guarantee all payment obligations of BofA Finance on the debt securities as described herein.

The debt securities will be unsecured and unsubordinated obligations of BofA Finance and will rank equally in right of payment with all of its other unsecured and unsubordinated obligations from time to time outstanding. Bank of America’s guarantee of these debt securities will rank equally in right of payment with all of its other unsecured and unsubordinated obligations from time to time outstanding. These debt securities and the related guarantee will be issued under a senior indenture among BofA Finance, as issuer, Bank of America, as guarantor, and The Bank of

New York Mellon Trust Company, N.A., as trustee. See “Description of Debt Securities” for a description of the general terms of the debt securities of BofA Finance and the related guarantee by Bank of America.

Form of Securities

Unless otherwise specified in the applicable supplement, BofA Finance will issue the debt securities in book-entry only form through one or more depositories, such as The Depository Trust Company, Euroclear Bank SA/NV, or Clearstream Banking S.A., Luxembourg, as identified in the applicable supplement. BofA Finance will issue the debt securities only in registered form, without coupons. Unless otherwise specified in the applicable supplement, the debt securities issued in book-entry only form will be represented by a global security registered in the name of the specified depository, rather than certificated securities in definitive form registered in the name of each individual owner. Unless otherwise specified in the applicable supplement, each sale of debt securities in book-entry only form will settle in immediately available funds through the specified depository.

A global security may be exchanged for certificated securities in definitive form registered in the names of the beneficial owners only under the limited circumstances described in this prospectus and in the applicable supplement.

Payment Currencies

All amounts payable in respect of the debt securities, including the purchase price, will be payable in U.S. dollars, unless otherwise specified in the applicable supplement.

Listing

BofA Finance will state in the applicable supplement whether the particular debt securities that it is offering will be listed or quoted on a securities exchange or quotation system.

Use of Proceeds

Unless a different use is described in the applicable supplement, BofA Finance intends to lend the net proceeds from the sale of its debt securities to Bank of America and/or Bank of America’s other subsidiaries. Unless a different use is described in the applicable supplement, Bank of America expects that it and/or its subsidiaries will use the proceeds from such loans to provide additional funds for operations and for other general corporate purposes. In addition, BofA Finance may use a portion of net proceeds from the sale of its debt securities to hedge its obligations under the debt securities by entering into hedging arrangements with one or more affiliates.

Distribution

BofA Finance may offer the debt securities using this prospectus on a delayed or continuous basis:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The applicable supplement will describe the sale of specific debt securities and include any required information about the firms BofA Finance may use for such offering and the discounts or commissions paid for their services.

BofA Securities, Inc., and other broker-dealer affiliates of BofA Finance, may serve as underwriter, dealer, or agent for BofA Finance for offerings of debt securities.

Market-Making by Affiliates

Following the initial distribution of an offering of debt securities, BofA Securities, Inc., and other broker-dealer affiliates of BofA Finance and/or Bank of America, may offer and sell such debt securities in the course of their businesses as broker-dealers. BofA Securities, Inc. and any such other broker-dealer affiliates may act as a principal or agent in these transactions. This prospectus and the applicable supplement or supplements also will be used in connection with these market-making transactions. Sales in any of these market-making transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

If you purchase securities in a market-making transaction, you will receive information about the purchase price and your trade and settlement dates in a separate confirmation of sale.

RISK FACTORS

This section summarizes some specific risks and investment considerations with respect to an investment in the debt securities of BofA Finance and the guarantee of such debt securities by Bank of America. This summary does not describe all of the risks and investment considerations with respect to such an investment, including risks and considerations relating to a prospective investor’s particular circumstances. For information regarding risks and uncertainties that may materially affect Bank of America’s business and results, please refer to the information under the caption “Item 1A. Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus, as well as those risks and uncertainties discussed in subsequent filings of Bank of America that are incorporated by reference in this prospectus. You also should review the risk factors that will be set forth in other documents that Bank of America will file after the date of this prospectus, together with the risk factors set forth in any applicable supplement for a particular offering of guaranteed debt securities. Prospective investors should consult their own financial, legal, tax, and other professional advisors as to the risks associated with an investment in guaranteed debt securities and the suitability of the investment for the investor.

BofA Finance is a finance subsidiary and, as such, has no independent assets, operations or revenues.

BofA Finance is a finance subsidiary of Bank of America, has no operations other than those related to the issuance, administration and repayment of its debt securities that are guaranteed by Bank of America as described in this prospectus and other debt securities of BofA Finance guaranteed by Bank of America, and is dependent upon Bank of America and/or Bank of America’s other subsidiaries to meet its obligations under the debt securities in the ordinary course. However, BofA Finance will have no assets available for distributions to holders of its debt securities if they make claims in respect of such debt securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims in any such proceeding will be limited to those available under Bank of America’s guarantee of such debt securities, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to Bank of America’s subordinated obligations. Holders of BofA Finance’s debt securities will have recourse only to a single claim against Bank of America and its assets under Bank of America’s guarantee of the debt securities, and holders of the debt securities should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of Bank of America, including claims of holders of unsecured senior debt securities issued by Bank of America.

Bank of America’s ability to make payments under its guarantee of BofA Finance’s debt securities will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under Bank of America’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds.

Bank of America is a holding company and conducts substantially all of its operations through its subsidiaries. Bank of America’s ability to make payments under its guarantee of the debt securities of BofA Finance depends upon Bank of America’s receipt from its subsidiaries of dividends and other distributions, loans, advances and other payments. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to Bank of America or to Bank of America’s other subsidiaries. In addition, Bank of America’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Intercompany arrangements Bank of America has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under Bank of America’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of BofA Finance’s payment obligations on the debt securities.” These restrictions could prevent those Bank of America subsidiaries from paying dividends or making other distributions to Bank of America or otherwise providing funds to Bank of America that Bank of America needs in order to make payments under its guarantee of the debt securities of BofA Finance.

A resolution under Bank of America’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of BofA Finance’s payment obligations on the debt securities.

Bank of America is required periodically to submit a plan to its primary regulatory authorities describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In Bank of America’s current plan, its preferred resolution strategy is a single point of entry strategy. This strategy provides that only Bank of America (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Bank of America bankruptcy. Bank of America has entered into intercompany arrangements governing the contribution of capital and liquidity with these key subsidiaries. As part of these arrangements, Bank of America has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of Bank of America’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided a committed line of credit that, in addition to Bank of America’s cash, dividends and interest payments, including interest payments Bank of America receives in respect of the subordinated note, may be used to fund Bank of America’s obligations. These intercompany arrangements include provisions to terminate the line of credit, forgive the subordinated note and require Bank of America to contribute its remaining financial assets to the wholly-owned holding company subsidiary if Bank of America’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect Bank of America’s liquidity and ability to meet its payment obligations, including under its guarantee of payment obligations of BofA Finance on the debt securities. In addition, Bank of America’s preferred resolution strategy could result in holders of BofA Finance’s debt securities being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.

Bank of America’s obligations under its guarantee of BofA Finance’s debt securities will be structurally subordinated to liabilities of Bank of America’s subsidiaries.

Because Bank of America is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent Bank of America may itself be recognized as a creditor of that subsidiary. As a result, any obligations of Bank of America under its guarantee of BofA Finance’s debt securities will be structurally subordinated to all existing and future liabilities of Bank of America’s subsidiaries, and claimants should look only to the assets of Bank of America for payments under Bank of America’s guarantee of BofA Finance’s debt securities. Further, creditors of Bank of America’s subsidiaries recapitalized pursuant to Bank of America’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including Bank of America’s contributed assets. In addition, any obligations of Bank of America under its guarantee of BofA Finance’s debt securities will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to Bank of America’s secured obligations to the extent of the value of the assets securing such obligations.

Each of BofA Finance and Bank of America is permitted to sell, convey or transfer all or substantially all of its assets to one or more of Bank of America’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture to assume the obligations of BofA Finance under the debt securities or of Bank of America under its guarantee of the debt securities, as the case may be.

BofA Finance and Bank of America each may sell, convey or transfer all or substantially all of its assets to one or more entities that are direct or indirect subsidiaries of Bank of America in which Bank of America and/or one or more of Bank of America’s subsidiaries owns more than 50% of the combined voting power, and under the indenture under which the debt securities will be issued, including the provisions thereof relating to Bank of America’s guarantee of such debt securities, such subsidiary or subsidiaries will not be required to assume the obligations of BofA Finance under the debt securities or of Bank of America under its guarantee thereof, as the case may be. In either such event, (i) BofA Finance will remain the sole obligor on such debt securities and Bank of America will remain the sole obligor on such guarantee, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of Bank of America under its guarantee of BofA Finance’s debt securities would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” below for more information.

Debt securities issued by BofA Finance will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or Bank of America; events of bankruptcy or insolvency or resolution proceedings relating to Bank of America and covenant breach by Bank of America will not constitute an event of default with respect to the guaranteed debt securities of BofA Finance.

Debt securities issued by BofA Finance will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or Bank of America. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to Bank of America will not constitute an event of default with respect to the debt securities of BofA Finance that are guaranteed by Bank of America. Furthermore, it will not constitute an event of default with respect to the debt securities of BofA Finance if the guarantee thereof by Bank of America ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to Bank of America (in the absence of any such event occurring with respect to BofA Finance) will not permit BofA Finance’s debt securities to be declared due and payable. In addition, a breach of a covenant by Bank of America (including, for example, a breach of Bank of America’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit BofA Finance’s debt securities to be declared due and payable. The value you receive on the debt securities may be significantly less than what you otherwise would have received had the debt securities been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to Bank of America or the breach of a covenant by Bank of America or upon Bank of America’s guarantee ceasing to be in full force and effect.

Actual or perceived changes in the creditworthiness of Bank of America may affect the value of the guaranteed debt securities.

Bank of America’s credit ratings are an assessment of its ability to pay its obligations, including its obligations under its guarantee of BofA Finance’s debt securities. Consequently, Bank of America’s perceived creditworthiness and actual or anticipated changes in its credit ratings may affect the market value of BofA Finance’s guaranteed debt securities.

BofA Finance cannot assure you that a trading market for your debt securities will ever develop or be maintained.

BofA Finance may elect not to list the debt securities on any securities exchange. BofA Finance cannot predict how these debt securities will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of BofA Finance’s debt securities in any secondary market may be limited. Although any underwriters, dealers or agents may purchase and sell these debt securities in the secondary market from time to time, these underwriters, dealers or agents will not be obligated to do so and may discontinue making a market for the securities at any time without giving us notice. BofA Finance cannot assure you that a secondary market for its debt securities will develop, or that if one develops, it will be maintained.

Currency Risks

BofA Finance may issue debt securities denominated in, or with respect to which principal, interest and/or other amounts payable thereunder are payable in, one or more currencies other than U.S. dollars, referred to as “Non-U.S. Dollar Securities,” or debt securities with respect to which payment is determined by reference to the value of one or more currencies other than U.S. dollars, referred to as “Non-U.S. Dollar Currency-Linked Securities.” If you intend to invest in any Non-U.S. Dollar Securities or Non-U.S. Dollar Currency-Linked Securities, you should consult your own financial and legal advisors as to the currency risks related to your investment, including the risks set forth below and the risks that may be set forth in the applicable supplement. These debt securities are not an appropriate investment for you if you are not knowledgeable about the significant terms and conditions of the Non-U.S. Dollar Securities or Non-U.S. Dollar Currency-Linked Securities, non-U.S. dollar currency transactions, or financial matters in general. The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks arising from their investment.

An investment in a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security involves currency-related risks.

An investment in a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security entails significant risks that are not associated with a similar investment in a security that is payable solely in U.S. dollars and where payment is not otherwise based on the value of a non-U.S. dollar currency. These risks include possible significant changes in rates of exchange between the U.S. dollar and the relevant non-U.S. dollar currency or currencies and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in currency exchange rates can be volatile and may adversely affect an investment in Non-U.S. Dollar Securities or Non-U.S. Dollar Currency-Linked Securities.

In recent years, exchange rates between the U.S. dollar and a number of other currencies have been highly volatile. This volatility may continue and could spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security, and such changes in exchange rates may vary considerably during the life of that security. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar equivalent value of payments on the security, including the principal or other amounts payable at maturity or the redemption amount payable upon those securities. That in turn could cause the market value of the Non-U.S. Dollar Securities or Non-U.S. Dollar Currency-Linked Securities to fall.

BofA Finance will not adjust Non-U.S. Dollar Securities to compensate for changes in foreign currency exchange rates.

Except as described below or in the applicable supplement, BofA Finance will not make any adjustment in or change to the terms of the Non-U.S. Dollar Securities for changes in the foreign currency exchange rate for the relevant currency, including any devaluation, revaluation, or imposition of exchange or other regulatory controls or taxes, or for other developments affecting that currency, the U.S. dollar, or any other currency. Consequently, you will bear the risk that your investment may be affected adversely by these types of events.

Government policy can adversely affect foreign currency exchange rates and an investment in a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security.

Foreign currency exchange rates either can float or be fixed by sovereign governments. Governments or governmental bodies, including the European Central Bank, may intervene from time to time in their economies to alter the exchange rate or exchange characteristics of their currencies. For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency. In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency or may issue a new currency or replace an existing currency. As a result, the amounts payable on and rate of return of a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security could be affected significantly and unpredictably by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country or region issuing the specified currency, for a Non-U.S. Dollar Security, or the currency by reference to which the value is determined, for a Non-U.S. Currency-Linked Security, or elsewhere could result in significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. Changes in exchange rates could affect the value of the Non-U.S. Dollar Securities or Non-U.S. Dollar Currency-Linked Securities as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the exchange or transfer of the specified currency, there may be limited availability of the specified currency for payment on the Non-U.S. Dollar Securities at their maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Securities may permit us to make payments in U.S. dollars if we are unable to obtain the specified currency.

The terms of any Non-U.S. Dollar Securities requiring payment in any non-U.S. dollar currency may provide that BofA Finance may have the right to make a payment in U.S. dollars instead of the specified currency, if at or about the time when the payment on such Non-U.S. Dollar Securities comes due, the specified currency is subject to convertibility, transferability, market disruption, or other conditions affecting its availability because of circumstances beyond our control. These circumstances could include the imposition of exchange controls, our inability to obtain the specified currency because of a disruption in the currency markets for the specified currency, or unavailability because the specified currency is no longer used by the government of the relevant country or for settlement of transactions by public institutions of or within the international banking community. In addition, if the specified currency for a Non-U.S. Dollar Security has been replaced by a new currency, we may have the option to choose whether we make payments on such Non-U.S. Dollar Security in the replacement currency or in U.S. dollars. In either case, the exchange rate used to make payment in U.S. dollars or the replacement currency, if any, may be based on limited information and would involve significant discretion on the part of the exchange rate agent, which may be one of BofA Finance’s affiliates. As a result, the value of the payment in U.S. dollars may be less than the value of the payment an investor would have received in the specified currency if the specified currency had been available, or may be zero. The exchange rate agent generally will not have any liability for its determinations.

An investor may bear foreign currency exchange risk in a lawsuit for payment on Non-U.S. Dollar Securities.

Any Non-U.S. Dollar Securities offered and sold using this prospectus will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on the Non-U.S. Dollar Securities would be required to render the judgment in the specified currency. In turn, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Non-U.S. Dollar Securities, you would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, you may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on Non-U.S. Dollar Securities in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date and method used to determine the rate of conversion of the specified currency into U.S. dollars will depend on various factors, including which court renders the judgment.

Information about foreign currency exchange rates may not be indicative of future performance.

If BofA Finance issues a Non-U.S. Dollar Security or a Non-U.S. Dollar Currency-Linked Security, it may include in the applicable supplement information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that it may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

BOFA FINANCE LLC

BofA Finance LLC is a Delaware limited liability company and a direct, wholly-owned finance subsidiary of Bank of America Corporation. BofA Finance was formed on June 24, 2016 for the purpose of providing Bank of America and/or Bank of America’s other subsidiaries with financing by issuing debt securities to investors and lending the net proceeds therefrom to Bank of America and/or those subsidiaries. BofA Finance’s principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

BANK OF AMERICA CORPORATION

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Through its banking and various nonbank subsidiaries throughout the United States and in international markets, Bank of America provides a diversified range of banking and nonbank financial services and products. Its principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and our telephone number is (704) 386-5681.

USE OF PROCEEDS

Unless a different use is described in the applicable supplement, BofA Finance intends to lend the net proceeds from the sale of its debt securities to Bank of America and/or Bank of America’s other subsidiaries. Unless a different use is described in the applicable supplement, Bank of America expects that it and/or its subsidiaries will use the proceeds from these loans to provide additional funds for operations and for other general corporate purposes. In addition, BofA Finance may use a portion of net proceeds from the sale of its debt securities to hedge its obligations under the debt securities by entering into hedging arrangements with one or more affiliates.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered and sold under this prospectus will be unsecured senior obligations of BofA Finance, will be issued under its senior indenture described below, and will rank equally in right of payment with other unsecured and unsubordinated general obligations of BofA Finance outstanding from time to time. The payment obligations of BofA Finance under the debt securities will be fully and unconditionally guaranteed by Bank of America as described in this prospectus. Bank of America’s guarantee of the debt securities will be its unsecured senior obligation and will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America outstanding from time to time.

BofA Finance is a finance subsidiary, has no operations other than those related to the issuance, administration and repayment of its debt securities guaranteed by Bank of America, and is dependent upon Bank of America and/or Bank of America’s other subsidiaries to meet its obligations under the debt securities in the ordinary course. However, BofA Finance will have no assets available for distributions to holders of its debt securities if they make claims in respect of such debt securities in a bankruptcy, resolution or similar proceeding. Holders of BofA Finance’s debt securities will have recourse only to a single claim against Bank of America and its assets under Bank of America’s guarantee of the debt securities. See “Risk Factors—BofA Finance is a finance subsidiary and, as such, has no independent assets, operations or revenues” above and “—Bank of America Guarantee” below.

This section of the prospectus provides a summary of material terms and provisions of the Indenture (as defined below) and certain specific terms of debt securities that may be applicable if so specified in the applicable supplement for such debt securities.

The Indenture

The debt securities will be issued under a senior indenture dated as of August 23, 2016 and entered into among BofA Finance, as issuer, Bank of America, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented from time to time, the “Indenture”).

The trustee under the Indenture has two principal functions:

•

First, the trustee can enforce your rights against us or the Guarantor if we or the Guarantor default. However, there are limitations on the extent to which the trustee may act on your behalf, which we describe below under “—Collection of Indebtedness and Suits for Enforcement by Trustee.”

•	Second, the trustee performs administrative duties for us, including the delivery of interest and other payments and notices.

The Indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. The Indenture and the debt securities also do not limit our ability to incur other indebtedness or to issue other securities. This means that we may issue additional debt securities and other securities at any time without your consent and without notifying you. As of December 26, 2019, we had approximately $5.3 billion aggregate principal amount of debt securities outstanding under the Indenture.

We have filed the Indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” below for information on how to obtain a copy of the Indenture. Whenever we refer to the defined terms of the Indenture in this prospectus or in a supplement without defining them, the terms have the meanings given to them in the Indenture. You must look to the Indenture for the most complete description of the information summarized in this prospectus.

Form and Denomination of Debt Securities

We will issue debt securities only in registered form, without coupons. Unless we specify otherwise in the applicable supplement, we will issue each debt security in book-entry only form. Debt securities in book-entry only form will be represented by a global security registered in the name of a depository, such as The Depository Trust Company, Euroclear Bank SA/NV or Clearstream Banking S.A., Luxembourg, as identified in the applicable supplement. Accordingly, the depository will be the registered holder of all the debt securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depository’s securities clearing system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. We describe the procedures applicable to book-entry only securities below under the heading “Registration and Settlement.”

Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security. The applicable supplement will indicate whether your debt securities are represented by a master global security.

Our debt securities may be denominated, and cash payments with respect to the debt securities may be made, in U.S. dollars or in another currency, or in a composite currency, a basket of currencies, or a currency unit or units. Unless we specify otherwise in the applicable supplement, the debt securities will be denominated, and cash payments with respect to the debt securities will be made, in U.S. dollars, and the debt securities ordinarily will be issued in denominations of $1,000 and multiples of $1,000 in excess of $1,000. If any of the debt securities are denominated, or if principal and/or any premium, interest, and other amounts payable on any of the debt securities is payable, in a foreign currency, or in a composite currency, a basket of currencies, or a currency unit or units, the specified currency, as well as any additional investment considerations, risk factors, restrictions, tax consequences, specific terms and other information relating to that series of debt securities and the specified currency, composite currency, basket of currencies, or currency unit or units, will be described in the applicable supplement. We describe some of those investment considerations relating to securities denominated or payable in a currency other than U.S. dollars above under the heading “Risk Factors.”

Different Series of Debt Securities

We may issue our debt securities from time to time in one or more series with the same or different terms. We also may “reopen” any particular series of debt securities. This means that we can increase the principal amount of such debt securities by selling additional debt securities with the same terms, provided that such additional debt securities shall be fungible for U.S. federal income tax purposes. We may do so without notice to the existing holders of such debt securities issued under the Indenture. However, any new debt securities of this kind may begin to bear interest, if any, at a different date.

We will describe the financial and other specific terms of the debt securities being offered in the applicable supplement. The supplement also may describe any differences from the material terms described in this prospectus. If there are any differences between the applicable supplement and this prospectus, the applicable supplement will control.

The terms of your debt securities as described in the applicable supplement may include the following:

•	the title and type of the debt securities;

•	the principal amount of the debt securities;

•	the minimum denominations, if other than $1,000 and multiples of $1,000 in excess of $1,000;

•	the percentage of the stated principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the person to whom any interest is payable, if other than the registered holder of the debt securities;

•	the maturity date or dates;

•	any interest rate or rates, which may be fixed or floating, and the method used to calculate that interest;

•	any index or other reference asset or assets that will be used to determine the amounts of any payments on the debt securities and the manner in which those amounts will be determined;

•	any interest payment dates, the regular record dates for the interest payment dates, the dates from which interest will begin to accrue, and the applicable business day convention;

•	the place or places where payments on the debt securities may be made and the place or places where the debt securities may be presented for registration of transfer or exchange;

•

any date or dates on or after which the debt securities may be redeemed, repurchased, or repaid in whole or in part at our option or the option of the holder, and the periods, prices, terms, and conditions of that redemption, repurchase, or repayment;

•	if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable if their maturity is accelerated;

•	the currency of principal, any premium, any interest, and any other amounts payable on the debt securities, if other than U.S. dollars;

•	if the debt securities will be issued in other than book-entry only form;

•	the identification of or method of selecting any calculation agents, exchange rate agents, or any other agents for the debt securities;

•	any provisions for the discharge of our obligations relating to the debt securities by the deposit of funds or U.S. government obligations;

•	any provisions relating to the extension or renewal of the maturity date of the debt securities;

•	whether the debt securities will be listed on any securities exchange; or

•	any other terms of the debt securities that are permitted under the Indenture.

Types of Debt Securities

Fixed-Rate Notes

We may issue debt securities that bear interest at one or more fixed rates of interest, as specified in the applicable supplement. We refer to these as “fixed-rate notes.” Information relating to fixed-rate notes, including terms and provisions thereof and information relating to payments thereon, will be set forth in the applicable supplement.

Floating-Rate Notes

We may issue debt securities that will bear interest at a floating interest rate determined in accordance with the interest rate formula set forth in the applicable supplement. We refer to these debt securities as “floating-rate notes.” Information relating to floating-rate notes, including terms and provisions thereof and information relating to payments thereon, will be set forth in the applicable supplement.

Indexed Notes

We may issue debt securities that provide that the rate of return, including the principal and/or any premium, interest, or other amounts payable, is determined by reference, either directly or indirectly, to the price or performance of one or more interest rates, equity securities, indices, exchange traded funds, commodities, currency exchange rates, futures contracts or any other rates, instruments, assets, market measures or other factors or any other measure of economic or financial risk or value, or one or more baskets, indices or other combinations of the foregoing, in each case as specified in the applicable supplement. We refer to these as “indexed notes.” Information relating to indexed notes, including terms and provisions thereof and information relating to payments thereon, will be set forth in the applicable supplement.

Fixed/Floating-Rate/Indexed Notes

We may issue a debt security with elements of each of the fixed-rate, floating-rate, and indexed notes described above. For example, a debt security may bear interest at a fixed rate for some interest periods and at a floating rate in other interest periods. Similarly, a debt security may provide for a payment of principal at maturity linked to an index and also may bear interest at a fixed or floating rate. We will describe the determination of interest or other amounts payable for any of these debt securities in the applicable supplement.

Original Issue Discount Notes

A fixed-rate note, a floating-rate note, or an indexed note may be an original issue discount note. Original issue discount notes are debt securities that are issued at a price lower than their stated principal amount or lower than their minimum guaranteed repayment amount at maturity. Original issue discount notes may bear no interest or may bear interest at a rate that is below market rates at the time of issuance. Upon an acceleration of the maturity of an original issue discount note, the amount of interest payable will be determined in accordance with the terms of that debt security, as described in the applicable supplement. That amount normally is less than the amount payable at the maturity date. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “U.S. Federal Income Tax Considerations—General” below for a summary of the U.S. federal income tax consequences of owning an original issue discount note.

No Sinking Fund

Unless we specify otherwise in the applicable supplement, our debt securities will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the debt securities.

Redemption

The applicable supplement will indicate whether we may redeem the debt securities prior to their stated maturity. If we may redeem the debt securities prior to their stated maturity, the applicable supplement also will indicate the redemption price, the method for redemption, and the date or dates upon which we may redeem the debt securities. Unless we specify otherwise in the applicable supplement, we may redeem debt securities only on an interest payment date, and the redemption price will be 100% of the principal amount of the debt securities to be redeemed, plus any accrued and unpaid interest.

Unless specified otherwise in the applicable supplement, we may exercise our right to redeem debt securities by giving notice of such redemption to the trustee in accordance with the Indenture, and we, or the trustee at our request, will provide notice of such redemption to the holder of such debt securities at least 10 business days but not more than 60 calendar days before the specified redemption date. Unless specified otherwise in the applicable supplement, the notice will specify:

•	the date fixed for redemption;

•	the redemption price (or, if not then ascertainable, the manner of calculation of the redemption price);

•	the CUSIP number of the debt securities to be redeemed;

•	the amount to be redeemed, if less than all of the outstanding debt securities of a series are to be redeemed;

•	the place of payment for the debt securities to be redeemed;

•	that interest (if any) accrued on the debt securities to be redeemed will be paid as specified in the notice; and

•	that on and after the date fixed for redemption, interest (if any) will cease to accrue on the debt securities to be redeemed.

So long as a depository is the record holder of the applicable debt securities to be redeemed, we will deliver any notice of our election to exercise our redemption right only to that depository in accordance with the Indenture.

Repayment

The applicable supplement will indicate whether the debt securities can be repaid at the holder’s option prior to their stated maturity. If the debt securities may be repaid prior to their stated maturity, the applicable supplement will indicate the applicable repayment price or prices, the procedures for repayment and the date or dates on or after which the holder can request repayment.

Repurchase

We may purchase at any time and from time to time, including through a subsidiary or affiliate of ours, outstanding debt securities by tender, in the open market, or by private agreement. We, or our affiliates, have the discretion to hold or resell any repurchased debt securities. We also have the discretion to cancel any repurchased debt securities.

Bank of America Guarantee

Pursuant to the Indenture, Bank of America fully and unconditionally guarantees, on an unsecured basis, the due and punctual payment of the principal of (and premium, if any, on) and any interest and all other amounts payable on the debt securities issued by BofA Finance, when the same becomes due and payable, whether at maturity or upon redemption, repayment or acceleration, in accordance with the terms of the debt securities and the Indenture. If for any reason BofA Finance does not make any required payment on the debt securities when due, Bank of America will make such payment, on demand, at the same place and in the same manner that applies to payments made by BofA Finance under the Indenture. The guarantee is of payment and not of collection.

BofA Finance is a finance subsidiary and has no operations other than those related to the issuance, administration and repayment of its debt securities guaranteed by Bank of America. In addition, BofA Finance will have no assets available for distributions to holders of its debt securities if they make claims in respect of such debt securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under Bank of America’s guarantee of such debt securities, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America. Holders of BofA Finance’s debt securities will have recourse only to a single claim against Bank of America and its assets under Bank of America’s guarantee of the debt securities. See “Risk Factors—BofA Finance is a finance subsidiary and, as such, has no independent assets, operations or revenues.”

Bank of America’s obligations under its guarantee of the debt securities are unconditional and absolute.

If BofA Finance were to merge into Bank of America, under the terms of the Indenture, the guarantee would terminate.

Exchange, Registration, and Transfer

Unless we specify otherwise in the applicable supplement, we will issue each debt security in global, or book-entry only, form. Debt securities in global form may be exchanged for debt securities in definitive form only in the limited circumstances described in the relevant debt securities or in the Indenture. Debt securities represented by a master note may be exchanged by us at any time upon our request to the trustee for one or more other debt securities in global form, as described in the relevant debt securities.

Subject to the terms of the Indenture, debt securities in definitive form, if issued, may be exchanged at the option of the holder for other debt securities of the same issue and of an equal aggregate principal amount and type in any authorized denominations.

Debt securities in definitive form may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent that we designate and maintain. The security registrar or the transfer agent will make the registration of transfer only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer. Unless we specify otherwise in the applicable supplement, The Bank of New York Mellon Trust Company, N.A. will be the security registrar and transfer agent for the debt securities issued under the Indenture. We may change the security registrar or the transfer agent or approve a change in the location through which any security registrar or transfer agent acts at any time, except that we will be required to maintain a transfer agent in each place of payment for each series or particular issuance of debt securities. At any time, we may appoint and designate a different security registrar or additional transfer agents for any series or particular issuance of debt securities, which will be identified in the applicable supplement.

We will not be required to (1) issue, exchange, or register the transfer of any debt security to be redeemed for a period of 15 days before the date on which we deliver the notice of redemption for the debt securities, or (2) exchange or register the transfer of any debt security (i) that was selected, called, or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part or (ii) as to which the holder has exercised any right to require us to repay such debt security, except the portion of any debt security being repaid in part to remain outstanding.

For a discussion of restrictions on the exchange, registration, and transfer of book-entry only securities, see “Registration and Settlement” below.

Sale or Issuance of Capital Stock of Principal Subsidiary Bank

The Indenture provides that, subject to the provisions of the Indenture described below relating to the merger or sale of assets of the Guarantor, the Guarantor will not sell, assign, transfer or otherwise dispose of, or permit the issuance of, or permit a subsidiary to sell, assign, transfer or dispose of, any shares of capital stock, or any securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales or other dispositions of directors’ qualifying shares;

•

sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, the Guarantor would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•

any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its stockholders at any price, so long as before that sale the Guarantor owned, directly or indirectly, securities of the same class and immediately after the sale, the Guarantor owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as it owned before the sale of additional securities; and

•

any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to the Guarantor or its wholly-owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Indenture as any bank that is a subsidiary of the Guarantor with total assets equal to more than 10% of the Guarantor’s and its subsidiaries’ total consolidated assets. As of the date of this prospectus, Bank of America, N.A. is the Guarantor’s only Principal Subsidiary Bank.

Limitation on Mergers and Sales of Assets

Under the terms of the Indenture, we are, and the Guarantor is, permitted to merge or consolidate with another entity, subject to certain requirements. We are, and Bank of America is, also permitted to sell, convey or transfer all or substantially all of our or its assets, subject to certain requirements. These transactions are permitted if:

•	with respect to us:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes all of our obligations under the Indenture and the debt securities issued under the Indenture; and

•	immediately after the transaction, we (or any successor entity) are not in default in the performance of any covenant or condition under the Indenture.

•	with respect to the Guarantor:

•

the resulting or acquiring entity, if other than Bank of America, is organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes the guarantee obligations under the Indenture; and

•	immediately after the transaction, Bank of America (or any successor guarantor) is not in default in the performance of any covenant or condition under the Indenture.

With respect to debt securities issued on or after December 30, 2019, the foregoing requirements do not apply in the case of a sale, conveyance or transfer of all or substantially all of our or the Guarantor’s assets to one or more entities that are direct or indirect subsidiaries of Bank of America in which Bank of America and/or one or more of Bank of America’s subsidiaries owns more than 50% of the combined voting power.

Upon any consolidation, merger, sale, conveyance or transfer of this kind (other than, where permitted as described above, a sale, conveyance or transfer of all or substantially all of our or the

Guarantor’s assets to Bank of America’s direct or indirect subsidiary or subsidiaries in which Bank of America owns more than 50% of the combined voting power as described in the preceding paragraph), the resulting or acquiring entity will be substituted for us or the Guarantor, as the case may be, in the Indenture with the same effect as if it had been an original party to that Indenture. As a result, the successor entity may exercise our or Bank of America’s rights and powers under the Indenture, as the case may be. If BofA Finance were to merge into Bank of America, under the terms of the Indenture, the guarantee would terminate.

Waiver of Covenants

The holders of a majority in aggregate principal amount of all affected debt securities then outstanding under the Indenture may waive compliance with some of the covenants or conditions of the Indenture.

Modification of the Indenture

We, the Guarantor, and the trustee may modify the Indenture and the rights of the holders of the debt securities with the consent of the holders of not less than a majority of the aggregate principal amount of all outstanding debt securities under the Indenture affected by the modification. No modification may extend the stated maturity of, reduce the principal amount or any premium of, or reduce the rate of interest, or extend the time of payment of interest or other amounts due, on any debt security or reduce any amount payable on redemption of any debt security (except in accordance with the terms of the debt securities) without the consent of all holders of each outstanding debt security affected by the modification. No modification may reduce the percentage of debt securities that is required to consent to modification of the Indenture without the consent of all holders of the debt securities outstanding under the Indenture.

In addition, we, the Guarantor, and the trustee may execute supplemental indentures in some circumstances without the consent of any holders of outstanding debt securities.

For purposes of determining the aggregate principal amount of the debt securities outstanding at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the Indenture, (1) the principal amount of any debt security issued with original issue discount is that amount of principal that would be due and payable at that time upon declaration of acceleration following an event of default, and (2) the principal amount of a debt security denominated in a foreign currency or currency unit is the U.S. dollar equivalent of the principal amount of the debt security, determined as described in the applicable supplement.

Meetings and Action by Securityholders

The trustee may call a meeting in its discretion, or upon request by us or the holders of at least 10% in principal amount of the outstanding debt securities affected thereby, by giving notice. If a meeting of holders is duly held, any resolution raised or decision taken in accordance with the Indenture will be binding on all holders of debt securities affected thereby.

Events of Default and Rights of Acceleration

Unless otherwise specified in the applicable supplement, an event of default for any particular debt securities of any series includes any one of the following events:

•	our failure to pay principal of or any premium on any such debt securities when due and payable;

•

our failure to pay interest or other amounts due (other than principal, premium, if any, or other amounts payable at maturity or upon redemption) on any such debt securities when due and payable, and continuance of such default for a period of 30 calendar days;

•

our breach of any of our other covenants contained in such debt securities or in the Indenture, that is not cured within 90 calendar days after written notice to us by the trustee of the Indenture, or to us and the trustee of the Indenture by the holders of at least 25% in aggregate principal amount of all debt securities then outstanding under the Indenture and affected by the breach;

•	specified events involving our bankruptcy, insolvency, or liquidation; or

•	any other event of default provided with respect to such debt securities.

Any additional or different events of default for a series of debt securities will be specified in the applicable supplement.

Unless otherwise specified in the applicable supplement, if an event of default occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities outstanding under the Indenture and affected by such event of default (or, in the case of an event of default under the Indenture relating to specified events involving our bankruptcy, insolvency, or liquidation, the holders of 25% in principal amount of all outstanding debt securities) may declare the principal amount, or, if the debt securities are issued with original issue discount, a specified portion of the principal amount, of all affected debt securities (or all debt securities, as the case may be) to be due and payable immediately. The holders of a majority in aggregate principal amount of the affected debt securities then outstanding, in some circumstances, may annul the declaration of acceleration and waive past defaults.

We and the Guarantor are required periodically to file with the trustee a certificate stating that we or the Guarantor, as the case may be, are not in default under any of the terms of the Indenture.

Collection of Indebtedness and Suits for Enforcement by Trustee

If we fail to pay the principal of or any premium on any debt securities, or if we are over 30 calendar days late on an interest payment or other amounts due (other than principal, any premium, or other amounts payable at maturity or upon redemption) on the debt securities, the trustee can demand that we pay to it, for the benefit of the holders of those debt securities, the amount which is due and payable on those debt securities, including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the trustee may take appropriate action, including instituting judicial proceedings against us.

In addition, a holder of a debt security also may file suit to enforce our obligation to make payment of principal, any premium, interest, or other amounts due on that debt security regardless of the actions taken by the trustee.

The holders of a majority in principal amount of the affected debt securities then outstanding under the Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee under the Indenture, unless the direction is contrary to law or in certain other circumstances set forth in the Indenture. The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the debt securities unless the holders offer the trustee indemnity reasonably satisfactory to the trustee against expenses and liabilities.

Limitation on Suits

The Indenture provides that no individual holder of debt securities of any series may institute any action against us under the Indenture, except actions for payment of overdue principal, any premium, interest or other amounts due, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of a continuing event of default;

•

the holders of not less than 25% in principal amount of such outstanding debt securities issued under the Indenture must have (1) requested the trustee to institute proceedings in respect of such event of default and (2) offered the trustee indemnity against liabilities incurred by the trustee for taking such action, which indemnity is reasonably satisfactory to the trustee;

•	the trustee must have failed to institute proceedings within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of such outstanding debt securities issued under the Indenture must not have given direction to the trustee inconsistent with the request of the holders referred to above.

However, the holder of any debt securities will have an absolute right to receive payment of principal of and any premium and interest or other amounts due on the debt security when due and to institute suit to enforce this payment.

Payment of Additional Amounts

If we so specify in the applicable supplement, and subject to the exceptions and limitations set forth below, we will pay to the beneficial owner of any debt security that is a “non-U.S. person” additional amounts to ensure that every net payment on that debt security will not be less, due to the payment of U.S. withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on a debt security means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States (other than a territory or possession). These additional amounts will constitute additional interest on the debt security. For this purpose, U.S. withholding tax means a withholding tax of the United States, other than a territory or possession.

However, notwithstanding our obligation, if so specified, to pay additional amounts, we will not be required to pay additional amounts in any of the circumstances described in items (1) through (15) below, unless we specify otherwise in the applicable supplement.

(1)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the debt security:

•	having a relationship with the United States as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the debt security:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past;

•	having or having had a permanent establishment in the United States; or

•	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the debt security being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	private foundation or other tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid U.S. federal income tax.

(4)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the debt security owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

(5)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the debt security being a bank extending credit under a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes, without limitation, a holder and a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)	Additional amounts will not be payable to any beneficial owner of a debt security that is:

•	A fiduciary;

•	A partnership;

•	A limited liability company;

•	Another fiscally transparent entity; or

•	Not the sole beneficial owner of the debt security, or any portion of the debt security.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.

(7)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner of the debt security or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with such requirements is required as a precondition to exemption from such tax, assessment, or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a debt security by us or any paying agent.

(9)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a debt security for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, or other governmental charge.

(12)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on the applicable security if such payment can be made without such withholding by any other paying agent.

(13)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through Section 1474 of the U.S. Internal Revenue Code of 1986, as amended, (or any successor provision), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

(14)

Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the payment being treated as a dividend or dividend equivalent for U.S. tax purposes.

(15)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any combination of items (1) through (14) above.

Except as specifically provided in this section, we will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of that government.

For purposes of determining whether the payment of additional amounts is required, the term “U.S. person” means any individual who is a citizen or resident of the United States; any corporation, partnership, or other entity created or organized in or under the laws of the United States; any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of that income; and any trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust. Additionally, for this purpose, “non-U.S. person” means a person who is not a U.S. person, and “United States” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

“United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

Redemption for Tax Reasons

If we so specify in the applicable supplement, we may redeem the debt securities in whole, but not in part, at any time before their stated maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the trustee under the Indenture and to the holders of the debt securities, if we have or will become obligated to pay additional amounts, as described above under “—Payment of Additional Amounts,” as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the applicable supplement for the issuance of those debt securities.

In connection with any notice of redemption for tax reasons, we will deliver to the trustee under the Indenture any required certificate, request, or order.

Unless we specify otherwise in the applicable supplement, any debt securities redeemed for tax reasons will be redeemed at 100% of their principal amount together with interest accrued up to, but excluding, the redemption date.

Defeasance and Covenant Defeasance

If we so specify in the applicable supplement, the provisions for full defeasance and covenant defeasance described below will apply to the debt securities of a series if certain conditions are satisfied.

Full Defeasance.  If there is a change in the U.S. federal income tax law, as described below, BofA Finance and Bank of America can be legally released from all payment and other obligations on the debt securities of a series. This is called full defeasance. For us to do so, among other conditions set forth in the Indenture, each of the following must occur:

•

We or Bank of America must deposit in trust with the trustee for the benefit of the holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make principal and any premium, interest and other payments on those debt securities when due;

•

There must be a change in current U.S. federal income tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and repaid those debt securities ourselves. Under current U.S. federal income tax law, the deposit, and our legal release from your debt security, would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

•	We or Bank of America must deliver to the trustee under the Indenture a legal opinion confirming the tax law treatment described above.

If your debt security was ever fully defeased, you would have to rely solely on the trust deposit for payments on your debt security.

Covenant Defeasance.  Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from restrictive covenants relating to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for a series of debt securities, among other conditions set forth in the Indenture, we must do both of the following:

•

We or Bank of America must deposit in trust with the trustee for the benefit of the holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make principal and any premium, interest and other payments on those debt securities on their due dates; and

•

We must deliver to the trustee under the Indenture a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and repaid the debt securities ourselves.

If we achieve covenant defeasance with respect to your debt security, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge of the Indenture

The Indenture will cease to be of further effect with respect to the particular debt securities of a series, if at any time:

•	We have delivered to the trustee for cancellation all debt securities of such series; or

•

All debt securities of such series not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee or the applicable paying agent for the giving of notice of redemption, and we or the Guarantor has irrevocably deposited with the trustee or the applicable paying agent as trust funds the entire amount in cash due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal and any premium, interest and other amounts, and any mandatory sinking fund payments, on the dates on which such payments are due and payable.

The trustee, on our or the Guarantor’s demand, accompanied by an officer’s certificate of ours or the Guarantor’s and an opinion of counsel and at our or the Guarantor’s cost and expense, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such debt securities.

Notices

We or the trustee on our behalf, if so requested, will provide the holders with any required notices by first-class mail to the addresses of the holders as they appear in the security register. So long as a depository is the record holder of a series of debt securities with respect to which a notice is given, we or the trustee, if so requested, will deliver the notice only to that depository in accordance with the procedures of that depository then in place.

Concerning the Trustee

Bank of America and certain of its affiliates have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. We expect to continue these business transactions. The Bank of New York Mellon Trust Company, N.A. and its affiliates also serve as trustee for a number of series of outstanding indebtedness of Bank of America and its affiliates under other indentures.

Governing Law

The Indenture, the debt securities and the guarantee are governed by New York law.

REGISTRATION AND SETTLEMENT

We will issue the debt securities in registered form. This means that our obligation runs to the holder of the security named on the face of the security. Each debt security issued in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of securities.

We refer to those persons who have debt securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners or beneficial owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in global, or book-entry only, form or in street name will be indirect owners.

A global security may represent one or any number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security. Each debt security evidenced by a master global security will be identified by the trustee on a schedule to such master global security. Your prospectus supplement or applicable supplement will indicate whether your debt securities are represented by a master global security.

Book-Entry Only Issuance

Unless we specify otherwise in the applicable supplement, we will issue each debt security in global, or book-entry only, form. This means that we will not issue certificated securities in definitive form to investors. Instead, we will issue global securities in registered form representing the entire series of debt securities. Each global security will be registered in the name of a financial institution or clearing system that holds the global security as depository on behalf of other financial institutions that participate in that depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the global securities on behalf of themselves or their customers.

Because debt securities issued in global form are registered in the name of the depository or its nominee, we will recognize only the depository as the holder of the debt securities. This means that we will make all payments on the debt securities to the depository. The depository passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants are not obligated to pass these payments along under the terms of the debt securities. Instead, they do so under agreements they have made with one another or with their customers.

As a result, investors will not own debt securities issued in book-entry only form directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant in the depository’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities. The depository will not have knowledge of the actual beneficial owners of the debt securities.

Definitive Securities

In the future, we may cancel a global security or we may issue debt securities initially in non-global, or definitive, form. We do not expect to exchange global securities for certificated securities in definitive form registered in the names of the beneficial owners of the global securities representing the debt securities except in the limited circumstances described in the relevant debt securities or in the Indenture.

Street Name Owners

If we issue certificated securities in definitive form registered in the names of the beneficial owners, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account that he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our and the Guarantor’s obligations, as well as the obligations of the trustee under the Indenture and the obligations, if any, of any other third parties employed by us, the Guarantor or the trustee, run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, who hold the debt securities in street name, or who hold the debt securities by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect owners, but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the Indenture for any debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker, or other financial institution, either in book-entry only form or in street name, you should check with your own institution to find out:

•	how it handles payments on your debt securities and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if required;

•	whether and how you can instruct it to send you the debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry only form, how the depository’s rules and procedures will affect these matters.

Depositories for Global Securities

Each debt security issued in book-entry only form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we will select. A financial institution or clearing system that we select for this purpose is called the “depository” for that debt security. A debt security usually will have only one depository, but it may have more.

Each series of debt securities will have one or more of the following as the depositories:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the debt securities on behalf of Euroclear Bank SA/NV, which is known as “Euroclear”;

•	a financial institution holding the debt securities on behalf of Clearstream Banking S.A., Luxembourg, which is known as “Clearstream, Luxembourg”; and

•	any other clearing system or financial institution that we identify in the applicable supplement.

The depositories named above also may be participants in one another’s clearing systems. For example, if DTC is the depository for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants.

We will name the depository or depositories for your debt securities in the applicable supplement. If no depository is named, the depository will be DTC.

The Depository Trust Company

The following is based on information furnished to us by DTC:

Unless we specify otherwise in the applicable supplement, DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for each issue of the securities, each in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of the issue. We may also issue one or more global securities that represent multiple series of debt securities.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. Information on that website is not included or incorporated by reference herein.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of securities may wish to ascertain that the nominee holding the securities for its benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a direct participant in accordance with DTC’s Money Market Instrument (“MMI”) procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make dividend payments or any payments of principal, any premium, interest, or other amounts on the securities in immediately available funds directly to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of DTC or its nominee, us, the trustee, or any other agent or party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of dividends or principal and any premium or interest to Cede & Co. (or any other nominee as may be requested by an authorized representative of DTC) is our responsibility. Disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the debt securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner shall give notice to elect to have its securities repurchased through the participant through which it holds its beneficial interest in the security to the applicable trustee or tender agent. The beneficial owner shall effect delivery of its securities by causing the direct participant to transfer its interest in the securities on DTC’s records. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by the direct participant on DTC’s records and followed by a book-entry credit of tendered securities to the applicable trustee or agent’s DTC account.

DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. If this occurs, and if a successor securities depository is not obtained, we will print and deliver certificated securities.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated securities to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders (each such account holder, a “participant” and collectively, the “participants”). Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear is incorporated under the laws of Belgium and Clearstream, Luxembourg is incorporated under the laws of Luxembourg.

Euroclear and Clearstream, Luxembourg customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies, and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a participant of either system.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L-1855, Luxembourg.

Euroclear and Clearstream, Luxembourg may be depositories for a global security sold or traded outside the United States. In addition, if DTC is the depository for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, Luxembourg as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearing system in the United States.

Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those clearing systems. Those clearing systems could change their rules and procedures at any time. We have no control over those clearing systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those clearing systems only on days when those clearing systems are open for business. Those clearing systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depository and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg, if DTC is the depository), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities. Instead, we deal only with the depository that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain physical certificates for his or her interest in the debt securities, except in the limited circumstances described in the debt securities or in the Indenture;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Legal Holders”;

•

under existing industry practices, if we or the trustee request any action of owners of beneficial interests in any global security or if an owner of a beneficial interest in any global security desires to give instructions or take any action that a holder of an interest in a global security is entitled to give or take under the Indenture, DTC, Euroclear or Clearstream, Luxembourg, as the case may be, would authorize the participants owning the relevant beneficial interests to give instructions or take such action, and such participants would authorize indirect holders to give or take such action or would otherwise act upon the instructions of such indirect holders;

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in definitive form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective; furthermore, as Euroclear and Clearstream, Luxembourg act on behalf of their respective participants only, who in turn may act on behalf of their respective clients, the ability of beneficial owners who are not participants with Euroclear or Clearstream, Luxembourg to pledge interests in any global security to persons or entities that are not participants with Euroclear or Clearstream, Luxembourg or otherwise take action in respect of interests in any global security, may be limited;

•

the depository’s policies will govern payments, deliveries, transfers, exchanges, notices, and other matters relating to an investor’s interest in a global security, and those policies may change from time to time;

•	we, the trustee, or any other agents will not be responsible for any aspect of the depository’s policies, actions, or records of ownership interests in a global security;

•	we, the trustee, or any other agents do not supervise the depository in any way;

•

the depository will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depository’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, also may have their own policies affecting payments, deliveries, transfers, exchanges, notices, and other matters relating to the debt securities. Those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg when DTC is the depository, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that debt security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of certain of the debt securities that we are offering, is based upon the advice of Sidley Austin LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, any government (or instrumentality or agency thereof), banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the debt securities as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. This summary also may not apply to all forms of debt securities that we may issue. If the tax consequences associated with a particular form of debt security are different than those described below, they will be described in the applicable supplement.

Although the debt securities are issued by us, they will be treated for U.S. federal income tax purposes as if they were issued by Bank of America. Accordingly, throughout this discussion, references to “we,” “our” or “us” are generally to Bank of America unless the context requires otherwise.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the debt securities offered in this prospectus upon original issuance at the issue price (as defined below) and will hold such securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the debt securities offered in this prospectus that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this prospectus, the term “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the debt securities offered in this prospectus, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership holding the debt securities should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the debt securities.

General

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to U.S. Holders of debt securities.

Payment of Interest.  Except as described below in the case of interest on a debt security issued with original issue discount, as defined below under “—Consequences to U.S. Holders—Original Issue Discount,” interest on a debt security generally will be included in the income of a U.S. Holder as interest income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.

Original Issue Discount.  Some of our debt securities may be issued with original issue discount (“OID”). U.S. Holders of debt securities issued with OID, other than short-term debt securities with a maturity of one year or less from its date of issue, will be subject to special tax accounting rules, as described in greater detail below. For tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price.” The “stated redemption price at maturity” of a debt security is the sum of all payments required to be made on the debt security other than “qualified stated interest” payments, as defined below. The “issue price” of a debt security is generally the first offering price to the public at which a substantial amount of the issue was sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain circumstances, at a variable rate. If a debt security bears interest during any accrual period at a rate below the rate applicable for the remaining term of the debt security (for example, debt securities with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

A U.S. Holder of a debt security with a maturity of more than one year from its date of issue that has been issued with OID (an “OID debt security”) is generally required to include any qualified stated interest payments in income as interest at the time such interest is accrued or is received in accordance with the U.S. Holder’s regular accounting method for tax purposes, as described above under “—Consequences to U.S. Holders—Payment of Interest.” A U.S. Holder of an OID debt security is generally required to include in income the sum of the daily accruals of the OID for the debt security for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the OID debt security, regardless of such holder’s regular method of accounting. Thus, a U.S. Holder may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID debt security at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID debt security at the beginning of any accrual period is the sum of the issue price of the OID debt security plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID debt security that were not qualified stated interest. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If the excess of the “stated redemption price at maturity” of a debt security over its “issue price” is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity, or weighted average maturity in the case of debt securities with more than one principal payment (“de minimis OID”), the debt security is not treated as issued with OID. A U.S. Holder generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid (unless the U.S. Holder makes the election described below under “—Consequences to U.S. Holders—Election to Treat All Interest as Original Issue Discount”). Any amount of de minimis OID that is included in income in this manner will be treated as capital gain.

Additional rules applicable to debt securities with OID that are denominated in or determined by reference to a currency other than the U.S. dollar are described under “—Consequences to U.S. Holders—Non-U.S. Dollar Denominated Debt Securities” below.

Variable Rate Debt Securities.  In the case of a debt security that is a variable rate debt security, special rules apply. A debt security will qualify as a “variable rate debt instrument” under Treasury regulations if (i) the debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of: (a) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or (b) 15% of the total noncontingent principal payments; and (ii) the debt security provides for stated interest, compounded or paid at least annually, only at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Generally, a rate is a qualified floating rate if: (i) (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt security is denominated; or (b) the rate is equal to such a rate multiplied by either a fixed multiple that is greater than 0.65 but not more than 1.35 or a fixed multiple greater than 0.65 but not more than 1.35 increased or decreased by a fixed rate, and (ii) the value of the rate on any date during the term of the debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If a debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate. A debt security will not have a variable rate that is a qualified floating rate, however, if the variable rate of interest is subject to one or more minimum or maximum rate floors or ceilings or one or more governors limiting the amount of increase or decrease unless such floor, ceiling, or governor is fixed throughout the term of the debt security or is not reasonably expected as of the issue date to significantly affect the yield on the debt security.

Generally, an objective rate is a rate that is (i) not a qualified floating rate, (ii) is determined using a single fixed formula that is based on objective financial or economic information that is not within the control of the issuer or a related party, and (iii) the value of the rate on any date during the term of the debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If it is reasonably expected that the average value of the variable rate during the first half of the term of a debt security will be either significantly less than or significantly greater than the average value of the rate during the final half of the term of the debt security, then the debt security will not have a variable rate that is an objective rate. An objective rate is a qualified inverse floating rate if that rate is equal to a fixed rate minus a qualified floating rate and variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

A debt security will also have a variable rate that is a single qualified floating rate or an objective rate if interest on the debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either: (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points, or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In the case of a debt security that provides for stated interest that is unconditionally payable at least annually at a variable rate that is a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on the debt security is treated as qualified stated interest. In that case, both the debt security’s yield to maturity and qualified stated interest will be determined, solely for purposes of calculating the accrual of OID, if any, as though the debt security will bear interest in all periods throughout its term (in the case of a single qualified floating rate or qualified inverse floating rate) at a fixed rate generally equal to the value of the rate on the issue date or, in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield to maturity that is reasonably expected for the debt security (the “fixed rate substitute”). A U.S. holder should then recognize OID, if any, that is calculated based on the debt security’s assumed yield to maturity. If the interest actually accrued or paid during an accrual period exceeds or is less than the assumed fixed interest, the qualified stated interest allocable to that period is increased or decreased, as applicable.

If a debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, the interest and OID accruals on the debt security must be determined by (i) determining a fixed rate substitute for each variable rate provided under the debt security (as described above), (ii) constructing the equivalent fixed rate debt instrument, using the fixed rate substitutes, (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making appropriate adjustments to qualified stated interest or OID for actual variable rates during the applicable accrual period.

In the case of a debt security that provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period (as described above), the interest and OID accruals on the debt security must be determined by using the method described above. However, the debt security will be treated, for purposes of the first three steps of the determination, as if the debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of the debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Acquisition Premium.  If a U.S. Holder purchases an OID debt security for an amount greater than its adjusted issue price (as determined above) at the purchase date and less than or equal to the sum of all amounts, other than qualified stated interest, payable on the OID debt security after the purchase date, the excess is “acquisition premium.” Under these rules, in general, the amount of OID which must be included in income for the debt security for any taxable year (or any portion of a taxable year in which the debt security is held) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period. The amount of acquisition premium allocated to each period is determined by multiplying the OID that otherwise would have been included in income by a fraction, the numerator of which is the excess of the cost over the adjusted issue price of the OID debt security and the denominator of which is the excess of the OID debt security’s stated redemption price at maturity over its adjusted issue price.

If a U.S. Holder purchases an OID debt security for an amount less than its adjusted issue price (as determined above) at the purchase date, any OID accruing with respect to that OID debt security will be required to be included in income and, to the extent of the difference between the purchase amount and the OID debt security’s adjusted issue price, the OID debt security will be treated as having “market discount.” See “—Consequences to U.S. Holders—Market Discount” below.

Amortizable Bond Premium.  If a U.S. Holder purchases a debt security (including an OID debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date, other than qualified stated interest, such holder will be considered to have purchased such debt security with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method over the remaining term of the debt security based on the U.S. Holder’s yield to maturity with respect to the debt security.

A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder’s income under its regular method of accounting with respect to the debt security in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the debt security that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

If a debt security may be redeemed by us prior to its maturity date, the amount of amortizable bond premium will be based on the amount payable at the applicable redemption date, but only if use of the redemption date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the redemption date.

An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Generally, a holder may make an election to include in income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security over the amount paid for the debt security by such holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Consequences to U.S. Holders—Election to Treat All Interest as Original Issue Discount.” If a holder makes such an election for a debt security with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS.

A U.S. Holder that elects to amortize bond premium will be required to reduce its tax basis in the debt security by the amount of the premium amortized during its holding period. OID debt securities purchased at a premium will not be subject to the OID rules described above. If a U.S. Holder does not elect to amortize bond premium, the amount of bond premium will be included in its tax basis in the debt security. Therefore, if a U.S. Holder does not elect to amortize bond premium and it holds the debt security to maturity, the premium generally will be treated as capital loss when the debt security matures.

Market Discount.  If a U.S. Holder purchases a debt security for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its adjusted issue price, such holder will be considered to have purchased the debt security with “market discount.” Any payment, other than qualified stated interest, or any gain on the sale, exchange, retirement, or other disposition of a debt security with market discount generally will be treated as ordinary interest income to the extent of the market discount not previously included in income that accrued on the debt security during such holder’s holding period. In general, market discount is treated as accruing on a straight-line basis over the term of the debt security unless an election is made to accrue the market discount under a constant yield method. In addition, a U.S. Holder may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security in an amount not exceeding the accrued market discount on the debt security.

A U.S. Holder may elect to include market discount in income currently as it accrues (on either a straight-line or constant yield basis), in lieu of treating a portion of any gain realized on a sale, exchange, retirement, or other disposition of the debt security as ordinary income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If a U.S. Holder makes such an election, it will apply to all market discount debt instruments acquired by such holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

If the difference between the stated redemption price at maturity of a debt security or, in the case of an OID debt security, its adjusted issue price, and the amount paid for the debt security is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity or, in the case of an OID debt security, its adjusted issue price, multiplied by the number of remaining complete years to the debt security’s maturity (“de minimis market discount”), the debt security is not treated as issued with market discount.

Generally, a holder may make an election to include in income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security over the amount paid for the debt security by such holder) in accordance with a constant yield method based on the compounding of interest, as discussed below under “—Consequences to U.S. Holders—Election to Treat All Interest as Original Issue Discount.” If a holder makes such an election for a debt security with market discount, the holder will be required to include market discount in income currently as it accrues on a constant yield basis for all market discount debt instruments acquired by such holder on or after the first day of the first taxable year to which the election applies, and such election may be revoked only with the permission of the IRS.

Election to Treat All Interest as Original Issue Discount.  A U.S. Holder may elect to include in income all interest that accrues on a debt security using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, each as described herein. If this election is made for a debt security, then, to apply the constant-yield method: (i) the issue price of the debt security will equal its cost, (ii) the issue date of the debt security will be the date it was acquired, and (iii) no payments on the debt security will be treated as payments of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the debt security was acquired, and may not revoke the election without the consent of the IRS. U.S. Holders should consult with their own tax advisors before making this election.

Debt Securities That Trade “Flat.”  We expect that certain debt securities will trade in the secondary market with accrued interest. However, we may issue debt securities with terms and conditions that would make it likely that such debt securities would trade “flat” in the secondary market, which means that upon a sale of a debt security a U.S. Holder would not be paid an amount that reflects the accrued but unpaid interest with respect to such debt security. Nevertheless, for U.S. federal income tax purposes, a portion of the sales proceeds equal to the interest accrued with respect to such debt security from the last interest payment date to the sale date must be treated as interest income rather than as an amount realized upon the sale. Accordingly, a U.S. Holder that sells such a debt security between interest payment dates would be required to recognize interest income and, in certain circumstances, would recognize a capital loss (the deductibility of which is subject to limitations) on the sale of the debt security. Concurrently, a U.S. Holder that purchases such a debt security between interest payment dates would not be required to include in income that portion of any interest payment received that is attributable to interest that accrued prior to the purchase. Such payment is treated as a return of capital which reduces the U.S. Holder’s remaining cost basis in the debt security. However, interest that accrues after the purchase date is included in income in the year received or accrued (depending on the U.S. Holder’s accounting method). U.S. Holders that purchase such debt securities between interest payment dates should consult their own tax advisors concerning such holder’s adjusted tax basis in the debt security and whether such debt securities should be treated as having been purchased with market discount, as described above.

Short-Term Debt Securities.  Some of our debt securities may be issued with maturities of one year or less from the date of issue, which we refer to as short-term debt securities. Treasury regulations provide that no payments of interest on a short-term debt security are treated as qualified stated interest. Accordingly, in determining the amount of discount on a short-term debt security, all interest payments, including stated interest, are included in the short-term debt security’s stated redemption price at maturity.

In general, individual and certain other U.S. Holders using the cash basis method of tax accounting are not required to include accrued discount on short-term debt securities in income currently unless they elect to do so, but they may be required to include any stated interest in income as the interest is received. However, a cash basis U.S. Holder will be required to treat any gain realized on a sale, exchange, or retirement of the short-term debt security as ordinary income to the extent such gain does not exceed the discount accrued with respect to the short-term debt security, which will be determined on a straight-line basis unless the holder makes an election to accrue the discount under the constant-yield method, through the date of sale or retirement. In addition, a cash basis U.S. Holder that does not elect to currently include accrued discount in income will not be allowed to deduct any of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security (in an amount not exceeding the deferred income), but instead will be required to defer deductions for such interest until the deferred income is realized upon the maturity of the short-term debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, a cash-basis U.S. Holder of a short-term debt security may elect to include accrued discount in income on a current basis. If this election is made, the limitation on the deductibility of interest described above will not apply.

A U.S. Holder using the accrual method of tax accounting and some cash basis holders (including banks, securities dealers, regulated investment companies, and certain trust funds) generally will be required to include accrued discount on a short-term debt security in income on a current basis, on either a straight-line basis or, at the election of the holder, under the constant-yield method based on daily compounding.

Regardless of whether a U.S. Holder is a cash-basis or accrual-basis holder, the holder of a short-term debt security may elect to include accrued “acquisition discount” with respect to the short-term debt security in income on a current basis. Acquisition discount is the excess of the remaining redemption amount of the short-term debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing on a straight-line basis or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. Holder elects to include accrued acquisition discount in income, the rules for including OID will not apply. In addition, the market discount rules described above will not apply to short-term debt securities.

Sale, Exchange, or Retirement of Debt Securities.  Upon the sale, exchange, retirement, or other disposition of a debt security, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the debt security is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the debt security. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the debt security. A U.S. Holder’s adjusted tax basis in a debt security generally will be the cost of the debt security to such U.S. Holder, increased by any OID, market discount, de minimis OID, de minimis market discount, or any discount with respect to a short-term debt security previously included in income with respect to the debt security, and decreased by the amount of any premium previously amortized to reduce interest on the debt security and the amount of any payment (other than a payment of qualified stated interest) received in respect of the debt security.

Except as discussed above with respect to market discount, or as described below with respect to debt securities subject to contingencies and Non-U.S. Dollar Denominated Debt Securities, gain or loss realized on the sale, exchange, retirement, or other disposition of a debt security generally will be capital gain or loss and will be long-term capital gain or loss if the debt security has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Reopenings.  Treasury regulations provide specific rules regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for U.S. federal income tax purposes. Except as provided otherwise in an applicable supplement, we expect that additional debt securities issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.

Debt Securities Subject to Contingencies.  Certain of the debt securities may provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In addition, certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Debt securities containing these features may be characterized as “contingent payment debt instruments” for U.S. federal income tax purposes.

If the debt securities are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such debt securities generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder which does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a debt security must timely disclose and justify the use of other estimates to the IRS.

A “comparable yield” with respect to a debt security generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the debt security (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the debt security). Notwithstanding the foregoing, a comparable yield must not be less than the applicable U.S. federal rate based on the overall maturity of the debt security.

A “projected payment schedule” with respect to a debt security generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that debt security equal to the comparable yield. This projected payment schedule will consist of a projection for tax purposes of each non-contingent and contingent payment.

Based on the comparable yield and the projected payment schedule of the debt securities, a U.S. Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the debt security for each day in the taxable year on which the holder held the debt security, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debt security, as set forth below. The daily portions of interest for a debt security are determined by allocating to each day in an accrual period the ratable portion of interest on the debt security that accrues in the accrual period. The amount of interest on the debt security that accrues in an accrual period is the product of the comparable yield on the debt security (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debt security at the beginning of the accrual period. The adjusted issue price of a debt security at the beginning of the first accrual period will equal its issue price (as described above). For any subsequent accrual period, the adjusted issue price will be (i) the sum of the issue price of the debt security and any interest previously accrued on the debt security by a holder (without regard to any positive or negative adjustments, described below) minus (ii) the amount of any projected payments on the debt security for previous accrual periods.

A U.S. Holder of a debt security generally will be required to include in income OID in excess of actual cash payments received for certain taxable years. A U.S. Holder will be required to recognize interest income equal to the amount of any positive adjustment for a debt security for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (i) will first reduce the amount of interest for the debt security that a U.S. Holder would otherwise be required to include in income in the taxable year, and (ii) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (a) the amount of all previous interest inclusions under the debt security over (b) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (i) and (ii) will be carried forward to offset future interest income on the debt security or to reduce the amount realized on a sale, exchange, retirement or other disposition of the debt security and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

If a contingent payment becomes fixed (within the meaning of applicable Treasury regulations) more than six months before its due date, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield. If all contingent payments on the debt security become fixed, substantially contemporaneously, applicable Treasury regulations provide that, with regard to contingent payments that become fixed on a day that is more than six months before their due date, U.S. Holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they relate in a reasonable manner. U.S. Holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

We expect that the applicable supplement will include a table that sets forth the following information with respect to the principal amount of the debt securities for each of the applicable accrual periods through the maturity date of the debt securities: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable supplement. The comparable yield is likely to change between the date of any preliminary supplement and the date of the related final supplement. Therefore, the projected payment schedule included in any preliminary supplement will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary supplement will be revised, and the revised table will be set forth in the final supplement prepared in connection with the initial sale of the debt securities.

Upon a sale, exchange, retirement, or other disposition of a debt security prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement, or other disposition and that holder’s tax basis in the debt security. A U.S. Holder’s tax basis in a debt security generally will equal the cost of that debt security, increased by the amount of OID previously accrued by the holder for that debt security (without regard to any positive or negative adjustments) and reduced by any projected payments for previous periods on the debt securities. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the debt security. The deductibility of capital losses by a U.S. Holder is subject to limitations.

U.S. Holders considering the purchase of debt securities with these features should carefully examine the applicable supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences to a U.S. Holder of the purchase, ownership and disposition of such debt securities.

Non-U.S. Dollar Denominated Debt Securities.  Additional considerations apply to a U.S. Holder of a debt security payable in a currency other than U.S. dollars (“foreign currency”).

We refer to these securities as “Non-U.S. Dollar Denominated Debt Securities.” In the case of payments of interest, U.S. Holders using the cash method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the foreign currency payment on a Non-U.S. Dollar Denominated Debt Security (other than OID or market discount) when the payment of interest is received. The U.S. dollar value of the foreign currency payment is determined by translating the foreign currency received at the spot rate for such foreign currency on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. The U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency received. A U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such payment.

U.S. Holders using the accrual method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Non-U.S. Dollar Denominated Debt Security during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate the accrued interest income using the exchange rate on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the exchange rate on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate the interest using the exchange rate on the date of receipt. The above election will apply to all other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. U.S. Holders should consult their own tax advisors before making the above election. Upon receipt of an interest payment (including, upon the sale of the debt security, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), the holder will recognize foreign currency exchange gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income previously included in income with respect to such payment. This gain or loss will be treated as ordinary income or loss.

OID on a debt security that is also a Non-U.S. Dollar Denominated Debt Security will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis, as described above (regardless of such holder’s regular method of accounting). A U.S. Holder will recognize foreign currency exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest). For these purposes, all receipts on a debt security will be viewed: (i) first, as the receipt of any stated interest payment called for under the terms of the debt security, (ii) second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and (iii) third, as the receipt of principal.

The amount of market discount on Non-U.S. Dollar Denominated Debt Securities includible in income generally will be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Non-U.S. Dollar Denominated Debt Security is retired or otherwise disposed of. If a U.S. Holder elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A U.S. Holder will recognize foreign currency exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable bond premium on a Non-U.S. Dollar Denominated Debt Security will be computed in the applicable foreign currency. If a U.S. Holder elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, foreign currency exchange gain or loss will be realized based on the difference between spot rates at such time and the time of acquisition of the Non-U.S. Dollar Denominated Debt Security. If a U.S. Holder does not elect to amortize bond premium, the bond premium computed in the foreign currency must be translated into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by foreign currency exchange gain.

If a U.S. Holder purchases a Non-U.S. Dollar Denominated Debt Security with previously owned foreign currency, foreign currency exchange gain or loss (which will be treated as ordinary income or loss) will be recognized in an amount equal to the difference, if any, between the tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the Non-U.S. Dollar Denominated Debt Security, determined on the date of purchase.

Upon the sale, exchange, retirement, or other taxable disposition of a Non-U.S. Dollar Denominated Debt Security, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued and unpaid interest not previously included in income, which will be treated as a payment of interest for U.S. federal income tax purposes) and the adjusted tax basis in the Non-U.S. Dollar Denominated Debt Security. The adjusted tax basis in a Non-U.S. Dollar Denominated Debt Security will equal the amount paid for the Non-U.S. Dollar Denominated Debt Security, increased by the amounts of any market discount or OID previously included in income with respect to the Non-U.S. Dollar Denominated Debt Security and reduced by any amortized acquisition or other premium and any principal payments received in respect of the Non-U.S. Dollar Denominated Debt Security. The amount of any payment in or adjustments measured by foreign currency will be equal to the U.S. dollar value of the foreign currency on the date of the purchase or adjustment. The amount realized will be based on the U.S. dollar value of the foreign currency on the date the payment is received or the Non-U.S. Dollar Denominated Debt Security is disposed of (or deemed disposed of as a result of a material change in the terms of the debt security). If, however, a Non-U.S. Dollar Denominated Debt Security is traded on an established securities market and the U.S. Holder uses the cash basis method of tax accounting, the U.S. dollar value of the amount realized will be determined by translating the foreign currency payment at the spot rate of exchange on the settlement date of the purchase or sale. A U.S. Holder that uses the accrual basis method of tax accounting may elect the same treatment with respect to the purchase and sale of Non-U.S. Dollar Denominated Debt Securities traded on an established securities market, provided that the election is applied consistently.

Except with respect to market discount as discussed above, and the foreign currency rules discussed below, gain or loss recognized upon the sale, exchange, retirement, or other taxable disposition of a Non-U.S. Dollar Denominated Debt Security will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other disposition, the Non-U.S. Dollar Denominated Debt Security has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

A portion of the gain or loss with respect to the principal amount of a Non-U.S. Dollar Denominated Debt Security may be treated as foreign currency exchange gain or loss. Foreign currency exchange gain or loss will be treated as ordinary income or loss. For these purposes, the principal amount of the Non-U.S. Dollar Denominated Debt Security is the purchase price for the Non-U.S. Dollar Denominated Debt Security calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the Non-U.S. Dollar Denominated Debt Security and (ii) the U.S. dollar value of the principal amount determined on the date the Non-U.S. Dollar Denominated Debt Security was purchased. The amount of foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the Non-U.S. Dollar Denominated Debt Security.

The tax basis in foreign currency received as interest on a Non-U.S. Dollar Denominated Debt Security will be the U.S. dollar value of the foreign currency determined at the spot rate in effect on the date the foreign currency is received. The tax basis in foreign currency received on the sale, exchange, retirement, or other disposition of a Non-U.S. Dollar Denominated Debt Security will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange, retirement or other disposition. As discussed above, if the Non-U.S. Dollar Denominated Debt Securities are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange, retirement, or other disposition. Accordingly, in such case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and settlement date of a sale, exchange, retirement, or other disposition. Any gain or loss recognized on a sale, exchange, retirement, or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase debt securities) will be ordinary income or loss.

Special rules may apply to Non-U.S. Dollar Denominated Debt Securities that are also treated as contingent payment debt instruments. For the special treatment, if any, of Non-U.S. Dollar Denominated Debt Securities that are also contingent payment debt securities, see the applicable supplement.

Additional Medicare Tax on Unearned Income.  Certain U.S. Holders, including individuals, estates and trusts, are subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the debt securities.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of debt securities. Non-U.S. Holders should consult their own tax advisers regarding the U.S. and non-U.S. tax considerations of acquiring, holding, and disposing of debt securities.

Payments of Interest.  Under current U.S. federal income tax law and subject to the discussion below concerning backup withholding and The Foreign Account Tax Compliance Act (“FATCA”), principal (and premium, if any) and interest payments, including any OID, that are received from us or our agent and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax except as provided below. Interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	a Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

•	a Non-U.S. Holder is a bank extending credit under a loan agreement in the ordinary course of its trade or business;

•

the interest payments on the debt security are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party (other than payments that are based on the value of a security or index of securities that are, and will continue to be, actively traded within the meaning of Section 1092(d) of the Code, and that are not nor will be a “United States real property interest” as described in Section 897(c)(1) or 897(g) of the Code); or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (A) the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that it is a non-United States person and provides its name and address (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the debt security certifies to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes us with a copy of the statement.

Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States as discussed below. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Additional Payments.  If the amount or timing of any payments on a debt security is contingent, the interest payments on the debt security may be treated as “contingent interest” under Section 871(h)(4) of the Code, in which case such interest may not be eligible for the exemption from U.S. federal income and withholding tax, as described above (other than for a holder that otherwise claims an exemption from, or reduction in, withholding under the benefit of an income tax treaty). In certain circumstances, if specified in the applicable supplement, we will pay to a Non-U.S. Holder of any debt security additional amounts to ensure that every net payment on that debt security will not be less, due to the payment of U.S. federal withholding tax, than the amount then otherwise due and payable. See “Description of Debt Securities—Payment of Additional Amounts” above. However, because the likelihood that such payments will be made is remote, we do not believe that, because of these potential additional payments, the interest on the debt securities should be treated as contingent interest.

Sale, Exchange, or Retirement of Debt Securities.  Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain or market discount realized on the sale, exchange, retirement, or other disposition of debt securities, provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the debt security, and (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of a debt security, and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange, or other disposition of such debt security.

Income Effectively Connected with a Trade or Business within the United States.  If a Non-U.S. Holder of a debt security is engaged in the conduct of a trade or business within the United States and if interest (including any OID) on the debt security, or gain realized on the sale, exchange, or other disposition of the debt security, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such interest (including any OID) or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. holders should read the material under the heading “—Consequences to U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of debt securities. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Dividend Equivalent Payments.  A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. However, it is possible that the debt securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a reference asset or the debt securities, and following such occurrence the debt securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the reference assets or the debt securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the debt securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium, and interest on the debt security, and the accrual of OID on an OID debt security. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a debt security before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied. However, we and other payors are required to report payments of interest on the debt securities on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In addition, payments of the proceeds from the sale of a debt security to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no reason to know or actual knowledge to the contrary.

Payment of the proceeds from a sale of a debt security to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the securities that we are offering. Whether an investment in these securities constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. The Treasury regulations specifically provide that a loss resulting from a “Section 988 transaction” will constitute a Section 165 loss, and certain exceptions will not be available if the loss from sale or exchange is treated as ordinary under Section 988. In general, certain securities issued in a foreign currency will be subject to the rules governing foreign currency exchange gain or loss. Therefore, losses realized with respect to such a security may constitute a Section 988 transaction, and a holder of such a security that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the securities that we are offering and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA (sections 1471 through 1474 of the Code) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury to collect and provide to the Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to recently proposed regulations, the Treasury has indicated its intent to eliminate the requirements under FATCA withholding of gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding under FATCA is appropriate, we (or such agent) will withhold tax at the applicable statutory rate, without being required to pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the debt securities.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

BofA Finance may sell the debt securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The underwriters, dealers, or agents may include BofA Securities, Inc. (“BofAS”) or any of our other broker-dealer affiliates.

Each supplement relating to an offering of debt securities will state the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered debt securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered debt securities may be listed.

Distribution Through Underwriters

BofA Finance may offer and sell debt securities from time to time to one or more underwriters who would purchase the debt securities as principal for resale to the public, either on a firm commitment or best efforts basis. If BofA Finance sells debt securities to underwriters, it will enter into an agreement with them at the time of sale and will name them in the applicable supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of debt securities for whom they may act as agent. Unless we specify otherwise in the applicable supplement, the underwriters will not be obligated to purchase the debt securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the debt securities, they will be required to purchase all of the offered debt securities. The underwriters may acquire the debt securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered debt securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

BofA Finance may offer and sell debt securities from time to time to one or more dealers who would purchase the debt securities as principal. The dealers then may resell the offered debt securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. BofA Finance will set forth the names of the dealers and the terms of the transaction in the applicable supplement.

Distribution Through Agents

BofA Finance may offer and sell debt securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. BofA Finance will name any agent involved in the offer and sale, and describe any commissions payable by us, in the applicable supplement. Unless we specify otherwise in the applicable supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

BofA Finance may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, for any resale of the debt securities. BofA Finance will describe the terms of any sales of this kind in the applicable supplement.

General Information

Underwriters, dealers, or agents participating in an offering of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered debt securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

BofA Finance may offer to sell debt securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Debt securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their own accounts or as our agent.

In connection with an underwritten offering of the debt securities, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, debt securities in the open market in order to stabilize the price of the debt securities. Syndicate covering transactions involve purchases of the debt securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the debt securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

Ordinarily, each issue of debt securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may not list any particular series of debt securities on a securities exchange or quotation system. Any underwriters to whom or agents through whom the offered securities are sold for offering and sale may make a market in the offered debt securities. However, any underwriters or agents that make a market will not be obligated to do so and may stop doing so at any time without notice. We cannot assure you that there will be a liquid trading market for the offered debt securities.

Under agreements entered into with us and Bank of America, underwriters and agents may be entitled to indemnification by us and Bank of America against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

In the applicable supplement, we will specify the settlement period for the offered debt securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if we specify a longer settlement cycle in the applicable supplement for an offering of debt securities, purchasers who wish to trade those debt securities on any date prior to two business days before delivery of such debt securities, will be required to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisors in connection with that election.

Market-Making Transactions by Affiliates

Following the initial distribution of debt securities, broker-dealer affiliates of BofA Finance, including BofAS, may buy and sell the debt securities in secondary market transactions as part of their business as broker-dealers. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. This prospectus and any related supplements may be used by one or more affiliates of BofA Finance in connection with these market-making transactions to the extent permitted by applicable law. Affiliates of BofA Finance may act as principal or agent in these transactions.

The aggregate initial offering price specified on the cover of the applicable supplement will relate to the initial offering of debt securities not yet issued as of the date of this prospectus. This amount does not include any debt securities to be sold in market-making transactions. The debt securities to be sold in market-making transactions include debt securities issued after the date of this prospectus.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless BofA Finance or its agent informs you in your confirmation of sale that the debt security is being purchased in its original offering and sale, you may assume that you are purchasing the debt security in a market-making transaction.

Conflicts of Interest

BofAS is a wholly-owned subsidiary of Bank of America and an affiliate of BofA Finance, and unless otherwise set forth in the applicable supplement, BofA Finance will receive the net proceeds of any offering in which BofAS participates as an underwriter, dealer or agent. The offer and sale of any debt securities by BofAS, or any other broker-dealer affiliate of BofA Finance that is a member of the Financial Industry Regulatory Authority, Inc., or “FINRA,” will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s offer and sale of securities of an affiliate. As required by FINRA Rule 5121, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any debt security being sold.

The underwriters, agents and their affiliates may engage in financial or other business transactions with Bank of America and its subsidiaries and BofA Finance in the ordinary course of business.

In addition, in the ordinary course of their business activities, one or more of the underwriters, dealers or agents and/or their respective affiliates, may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of Bank of America or its affiliates, including BofA Finance. These underwriters, dealers, agents, or their affiliates, that have a lending relationship with Bank of America routinely hedge their credit exposure to Bank of America consistent with their customary risk management policies. Typically, these parties would hedge such exposure to Bank of America by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of Bank of America, including potentially the debt securities offered hereby. Any such short positions could adversely affect future trading prices of the debt securities offered hereby. These broker-dealers or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such debt securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such debt securities and instruments.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the debt securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar fiduciary responsibility provisions and/or prohibited transaction rules (discussed further below) under applicable federal, state, local, non-U.S., or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws. The fiduciaries of individual retirement accounts (“IRAs”), Keogh plans and other arrangements subject to Section 4975 of the Code (also “Plans” for purposes of the following discussion) should consider whether the investment would be consistent with the documents and instruments governing such arrangements.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, Bank of America, BofA Finance and certain of their affiliates may be each considered a Party in Interest with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the debt securities are acquired by or with the assets of a Plan with respect to which Bank of America or any of its affiliates is a Party in Interest, unless the debt securities are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in excise taxes or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the debt securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a Party in Interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). There can be no assurance that any of these statutory or administrative exemptions will be available with respect to transactions involving the debt securities.

Because Bank of America, BofA Finance and certain of their affiliates may each be considered a Party in Interest with respect to many Plans, the debt securities may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any

Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan (such as an insurance company general account or certain investment vehicles), unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the debt securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the debt securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such debt securities on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, disposition and exercise of rights with respect to the debt securities are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the debt securities on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the debt securities that (a) none of Bank of America, BofA Finance, or any of their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or non-U.S. plan under any similar laws) with respect to the acquisition, holding or disposition of the debt securities, or as a result of any exercise by Bank of America, BofA Finance or any of their respective affiliates of any rights in connection with the debt securities, and (b) no advice provided by Bank of America, BofA Finance or any of their respective affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the debt securities and the transactions contemplated with respect to the debt securities. Purchasers of the debt securities have exclusive responsibility for ensuring that their purchase, holding, and disposition of the debt securities do not violate the prohibited transaction rules of ERISA or the Code or any applicable similar laws.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and non-U.S. plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the debt securities on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase. Neither this discussion nor anything in this prospectus is intended to be investment advice directed at any potential purchaser that is a Plan or other benefit plan investor, or at such purchasers generally.

WHERE YOU CAN FIND MORE INFORMATION

BofA Finance and Bank of America have filed a registration statement on Form S-3 with the SEC relating to the debt securities of BofA Finance and the related guarantee by Bank of America to be offered and sold using this prospectus. You should refer to this registration statement and its exhibits for additional information about BofA Finance and Bank of America. This prospectus summarizes material provisions of certain contracts and other documents and may not contain all of the information that you may find important. You should review the full text of these contracts and other documents, which have been included as exhibits to the registration statement.

Bank of America files annual, quarterly, and special reports, proxy statements and other information with the SEC. You may inspect Bank of America’s filings over the Internet at the SEC’s website, www.sec.gov. The reports and other information Bank of America files with the SEC also are available at its website, www.bankofamerica.com. The SEC’s web address and Bank of America’s web address are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

You also can inspect reports and other information Bank of America files at the offices of The New York Stock Exchange LLC, 20 Broad Street, 17th Floor, New York, New York 10005.

The SEC allows Bank of America to incorporate by reference the information Bank of America files with the SEC. This means that:

•	incorporated documents are considered part of this prospectus;

•	Bank of America can disclose important information can be disclosed to you by referring you to those documents; and

•	information that Bank of America files with the SEC automatically will update and supersede this incorporated information and information in this prospectus.

Bank of America incorporates by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	its annual report on Form 10-K for the year ended December 31, 2018;

•	its quarterly reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•

its current reports on Form 8-K filed January 16, 2019, February 7, 2019, February  8, 2019, April 1, 2019, April  16, 2019, April 24, 2019, May  13, 2019, June 20, 2019, June  25, 2019, June 27, 2019, July  17, 2019, July 25, 2019, September 4, 2019, September  16, 2019, September  17, 2019, October  16, 2019 and December 30, 2019 (in each case, other than documents or information that is furnished but deemed not to have been filed).

Bank of America also incorporates by reference reports that it will file under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 during the period after the filing of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the termination of the offering of securities covered by this prospectus, but not any information that may be furnished but that is not deemed to be filed.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Bank of America’s business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above, at no cost, by contacting Bank of America at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

BofA Finance is a 100%-owned finance subsidiary of Bank of America, and Bank of America fully and unconditionally guarantees the debt securities issued by BofA Finance.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus and the applicable supplements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You may find these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Bank of America’s actual results may differ materially from those set forth in our forward-looking statements. As a large, international financial services company, Bank of America faces risks that are inherent in the businesses and market places in which it operates. Information regarding important factors that could cause its future financial performance to vary from that described in its forward-looking statements is contained in its annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequent filings of Bank of America that are incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of Bank of America’s annual report.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made.

All subsequent written and oral forward-looking statements attributable to Bank of America or any person on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

LEGAL MATTERS

The legality of the securities being registered will be passed upon for BofA Finance and Bank of America by McGuireWoods LLP, Charlotte, North Carolina, and for the underwriters or agents by Davis Polk & Wardwell LLP, New York, New York or such other counsel as may be indicated in the applicable supplement. Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and Bank of America. McGuireWoods LLP regularly performs legal services for Bank of America and its affiliates.

EXPERTS

The consolidated financial statements of Bank of America Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.